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                                                                      EXHIBIT 10

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Post-Effective Amendment No. 4 to Registration Statement No. 333-72239 of Merrill Lynch Global Balanced Fund (the "Fund") on Form N-1A of our reports dated January 16, 2003 for the Fund and for Mercury Master Global Balanced Portfolio, both appearing in the November 30, 2002 Annual Report of the Fund, in the Statement of Additional Information which is part of this Registration Statement. We also consent to the reference to us under the caption "Financial Highlights" in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
March 25, 2003